                                                                    EXHIBIT 3.8




                              OPERATING AGREEMENT

                                       OF

                       KEY PLASTICS INTERNATIONAL L.L.C.

                               TABLE OF CONTENTS


                                                               Page
                                                               ----

         Article 1  Organization of Company                      1
              1.1 Formation                                      1
              1.2 Name and Office                                1
              1.3 Duration                                       1
              1.4 Registered Office and Resident Agent           1

         Article 2  Definitions                                  1

         Article 3  Purposes                                     5

         Article 4  Capital Contributions; Borrowings            6
              4.1 Initial Contributions of Members               6
              4.2 Additional Capital Contributions               6
              4.3 Withdrawals                                    6
              4.4 Borrowings                                     6
              4.5 Additional Members                             6

         Article 5  Management                                   6
              5.1 Powers of the Members                          6
              5.2 Limitations on Powers                          7
              5.3 Self Dealing                                   7
              5.4 Standard of Care; Liability                    8
              5.5 Reimbursement                                  8
              5.6 Delegation of Authority                        8

         Article 6  Meetings of Members                          9
              6.1 Voting                                         9
              6.2 Meetings                                       9
              6.3 Consent                                        9

         Article 7  Capital Accounts; Profits and Losses;
                Distributions                                   10
              7.1 Capital Accounts                              10
              7.2 Allocation of Profits and Losses              10
              7.3 Distributions                                 11
              7.4 Other Allocations                             11
              7.5 Share of Excess Nonrecourse Liabilities       14

         Article 8  Limitation of Liability; Indemnification    15
              8.1 Limitation of Liability                       15
              8.2 Liability of Member to the Company            15
              8.3 Indemnification                               15


                                      (i)





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                                                               Page
                                                               ----

         Article 9  Term of Company                             16
              9.1 Commencement                                  16
              9.2 Dissolution                                   16

         Article 10  Application of Assets                      16

         Article 11  Assignability of Interests                 17
              11.1 Permitted Assignments                        17
              11.2 Admission of Assignees as Members            17
              11.3 Restrictions on Transfers                    18
              11.4 Section 754 Election                         18

         Article 12  Buy-Out Provisions Upon Member's Death     19

         Article 13  Arbitration                                20

         Article 14  Investment Representation                  20

         Article 15 Amendments                                  20

         Article 16  Miscellaneous Provisions                   20
              16.1 Books of Account; Reports                    20
              16.2 Bank Accounts and Investment of Funds        20
              16.3 Accounting Decisions                         21
              16.4 Federal Income Tax Elections                 21
              16.5 Entire Agreement                             21
              16.6 Notices                                      21
              16.7 Further Execution                            22
              16.8 Binding Effect                               22
              16.9 Severability                                 22
              16.10 Captions                                    22
              16.11 Counterparts                                22
              16.12 Michigan Law to Control                     23

Exhibit A                                                      A-1

                                      (ii)





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                              OPERATING AGREEMENT

                                       OF

                       KEY PLASTICS INTERNATIONAL L.L.C.



     THIS OPERATING AGREEMENT of KEY PLASTICS INTERNATIONAL L.L.C., a Michigan limited liability company ("Company"), is made and entered into as of April __, 1996 by and among the Company and those persons whose names are set forth on attached Schedule A and are made a part of this Operating Agreement and those persons who are later admitted as members (individually, "Member," and collectively, "Members") who agree as follows:

                                   ARTICLE 1
                            ORGANIZATION OF COMPANY

     1.1 Formation. The Company has been organized as a Michigan limited liability company pursuant to the provisions of the Act and this Agreement.

     1.2 Name and Office. The name of the Company shall be Key Plastics International L.L.C., and its office shall be located at 21333 Haggerty Road, Suite 200, Novi, Michigan 48375, or such other place as the Majority Interest may determine from time to time.

     1.3 Duration. The Company shall continue in existence for the period fixed in the Articles for the duration of the Company or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

     1.4 Registered Office and Resident Agent. The Company's initial registered office shall be at the office of its resident agent at 21333 Haggerty Road, Suite 200, Novi, Michigan 48375 and the name of its initial resident agent at such address shall be David C. Benoit. The registered office and resident agent may be changed from time to time in accordance with the Act. If the resident agent shall ever resign, the Company shall promptly appoint a successor.

                                   ARTICLE 2
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     The "Act" means the Michigan Limited Liability Company Act being Act No. 23, Public Acts of 1993, as amended.

     "Adjusted Deficit Capital Account Balance" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Company Fiscal Year, (1) increased by any amounts which such Member is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c), plus an amount equal to such Member's share of Company Minimum Gain and such Member's share of Member Nonrecourse Debt Minimum Gain and (2) decreased by the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

     "Affiliate" means (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) a person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, (iii) any officer, director, member or partner of such person, or (iv) a person who is an officer, director, member, partner or holder of ten percent (10%) or more of any of the voting interests of any person described in clauses (i) through (iii) of this sentence.

     "Agreement" means this Operating Agreement and amendments adopted in accordance with this Agreement and the Act.

     The "Articles" means the Articles of Organization, including any restatements or amendments, which are filed with the Michigan Department of Commerce.

     "Book Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

     (a) the initial Book Value of any asset contributed (or deemed contributed) to the Company shall be such asset's gross fair
              market value at   the time of such contribution;

     (b) the Book Value of all Company assets shall be adjusted to equal their respective gross fair market values at the times specified in Treasury Regulations under Code Section 704(b) if the
              Company so elects;



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





     (c) if the Book Value of an asset has been determined pursuant to clause (a) or (b), such Book Value shall thereafter be adjusted
              by the    Depreciation taken into account with respect to such
              asset for purposes of computing Profits and Losses.

     "Capital Accounts" shall have the meaning set forth in Section 7.1 of this Agreement.

     "Capital Contributions" means the amount of cash, property, or services contributed or obligated to be contributed to the Company by a Member.

     The "Code" means the Internal Revenue Code, as amended.

     "Company Minimum Gain" means an amount determined in accordance with Treasury Regulation Section 1.704-2(d) for partnership minimum gain by computing, with respect to each nonrecourse liability of the Company (as defined in Treasury Regulation Section 1.752-1(a)(2)), the amount of gain (of whatever character), if any, that would be realized by the Company if (in a taxable transaction) it disposed of property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

     "Depreciation" means for each Fiscal Year of the Company or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Majority Interest.

     "Distributable Cash" means, at any time, that portion of the cash and cash equivalent assets of the Company which, in light of the Company's then current and foreseeable sources of, and needs for, cash, exceeds the amount of cash needed by the Company, as determined by the Majority Interest, to (i) service its debts and obligations in a timely fashion, (ii) maintain adequate working capital and reserves, and (iii) conduct its business and carry out its purposes.

     The "Fiscal Year" of the Company, and its taxable year for Federal income tax purposes, shall be the calendar year.

     "Insolvent" means such time as when the value of the Company's assets become less than the sum of its liabilities or the Company becomes unable to pay its debts as they become due in the usual course of business.

     "Majority Interest" means those Members holding more than 50% of the Membership Percentages held by the Members.

     "Majority Interest of the Remaining Members" means Members holding more than 50% of the Membership Percentages and Capital Account Balances of the Members entitled to vote (other than the Member triggering dissolution under Section 9.2(d)).

     "Member Nonrecourse Debt" shall have the meaning, and be determined in the same manner as, partner nonrecourse debt pursuant to Treasury Regulation
Section 1.704-2(b)(4).

     "Member Nonrecourse Debt Minimum Gain" means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in the same manner as partner nonrecourse debt minimum gain in accordance with Treasury Regulation Section 1.704-2(i)(3).

     "Member Nonrecourse Deductions" shall have the meaning, and be determined in the same manner as, partner nonrecourse deduction pursuant to Treasury Regulation Section 1.704-2(i)(2).

     "Members" are the persons designated as such in Exhibit A. Any reference to a Member shall, unless the context clearly requires otherwise, include a reference to his predecessor and successor (other than a mere assignee not made a substitute Member) in interest.

     "Membership Percentages" means the Members' respective interests in the Company as set forth in Exhibit A, as amended from time to time. "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Section 1.704-2(c).

     "Profits and Losses" means the Company's taxable income or loss for each Fiscal Year (or other period) determined in accordance with the accounting methods followed by the Company for federal income tax purposes (for this purpose all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) as determined by the independent certified public accountants employed by the Company, with the following adjustments:

              (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss:

              (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code
Section 704(b) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

              (c) in the event the Book Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

              (d) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property rather than its adjusted tax basis;

              (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

              (f) notwithstanding the foregoing, any items which are specially allocated pursuant to Section 7.4 shall not be taken into account in computing Profits and Losses.

     "Treasury Regulations" includes proposed, temporary and final regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

     All references to statutory provisions shall be deemed to include reference to corresponding provisions of subsequent law.

                                   ARTICLE 3
                                    PURPOSES

     The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplishment of its purposes and to operate its business, including all powers granted by the Act.

                                   ARTICLE 4
                       CAPITAL CONTRIBUTIONS; BORROWINGS

     4.1 Initial Capital Contributions of Members. Each of the Members has made an initial capital contribution and owns a Membership Percentage in the Company as set forth on Schedule A, as amended. No interest shall accrue on any Capital Contribution made to the Company unless otherwise agreed by the Members in writing or otherwise provided in this Agreement.

     4.2 Additional Capital Contributions. Additional Capital Contributions shall be made by the Members to the Company only upon the unanimous consent of the Members.

     4.3 Withdrawals. No Member shall be entitled to be repaid any portion of his Capital Contribution or withdraw from the Company except as provided in this Agreement. A Member who withdraws in violation of this Agreement shall not be entitled to receive the fair market value of his interest after the withdrawal but shall only be entitled to distributions he otherwise would have received as a nonwithdrawing Member.

     4.4 Borrowings. The Company may borrow sums for Company purposes from any source, including any Member, provided that such borrowing is not prohibited by any applicable law or regulation and is approved as required under Section 5 of this Agreement.

     4.5 Additional Members. No additional Members shall be admitted to the Company without the unanimous consent of all Members.

                                   ARTICLE 5
                                   MANAGEMENT

     5.1      Powers of the Members.

     (a) The Company shall be managed by the Members in proportion to their Membership Percentages. Each Member shall have the power to do all things appropriate to the accomplishment of the purposes of the Company, including (but not limited to): (1) entering into any and all agreements and executing contracts, notes, mortgages and other writings; (2) paying all Company obligations including construction cost expenditures and property management fees; (3) purchasing and maintaining insurance on behalf of the Company and its Members and employees or agents against any liability or expense asserted against or incurred by the Company or such persons; (4) transacting the Company's business under an assumed name or name other than its name as set forth in the Articles and

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filing a Certificate of Assumed Name with the Michigan Department of Commerce;
(5) appointing any Member or other person as agent for service of process on the Company as required by the law of any state in which the Company transacts business; (6) commencing, prosecuting or defending any proceeding in the Company's name; (7) participating with others in partnerships, joint ventures, and other associations of any kind; and (8) doing such other acts as may facilitate the Company's business.

              (b) Every contract, lease, deed or other instrument executed by a Member or Members holding a Majority Interest of the Membership Percentages shall be conclusive evidence, at the time of execution, that this Company was then in existence, that this Agreement had not theretofore been terminated or amended in any manner not disclosed in the Articles and that the execution and delivery of such instrument was duly authorized by the Members.

              (c) David C. Benoit shall act as "tax matters Partner" of the Company, as defined in Code Section 6231(a)(7).

     5.2 Limitations on Powers. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by any Member on behalf of the Company except by the consent of all of the Members with respect to (a) the assignment, transfer, pledge, compromise or release of any of the claims of or debts due the Company (except upon payment in full) or arbitrate or consent to the arbitration of any of the disputes or controversies of the Company; (b) any merger of the Company; (c) a transaction involving an actual or potential conflict of interest between a Member and the Company; (d) any change in the character of the business and affairs of the Company; (e) the commission of any act which would make it impossible for the Company to carry on its ordinary business and affairs; or (f) any act that would contravene any provision of the Articles or this Agreement or the Act.

     5.3 Self Dealing. Any Member and any Affiliate of a Member may deal with the Company, directly or indirectly, as vendor, purchaser, employee, agent or otherwise. No contract or other act of the Company shall be voidable or affected in any manner by the fact that a Member or his Affiliate is directly or indirectly interested in such contract or other act apart from his interest as a Member, nor shall any Member or his Affiliate be accountable to the Company or the other Members in respect of any profits directly or indirectly realized by him by reason of such contract or other act, and such interested Member shall be eligible to vote or take any

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other action as a Member in respect of such contract or other act as it would be entitled were he or his Affiliate not interested therein. Notwithstanding the foregoing provisions of this Section 5.3, (a) any direct or indirect interest of a Member or Affiliate of a Member in any contract or other act, other than his interest as a Member, shall be disclosed to all other Members,
(b) such contract or other act shall be approved by a Majority Interest of the Members unless the same is specifically authorized herein, and (c) the Members shall not receive or hold any property of the Company as collateral security in respect of any claim against the Company.

     5.4 Standard of Care; Liability. Each Member shall discharge his management duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to the be in the best interests of the Company as required by the Act. A Member shall not be liable for monetary damages to the Company for any breach of any such management duties except for (i) actions constituting fraud, willful misconduct or gross negligence, (ii) actions taken by a Member in violation of this Agreement, (iii) the receipt of a financial benefit to which the Member is not entitled, (iv) voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or (v) a knowing violation of the law.

     5.5 Reimbursement. Members shall receive no compensation for managing the affairs of the Company unless approved by an affirmative vote of a Majority Interest. Members shall be entitled to reimbursement from the Company of all expenses of the Company reasonably incurred and paid for by such Member on behalf of the Company.

     5.6 Delegation of Authority. The Members, acting by Majority Interest and by a written instrument, may from time to time delegate all or any of their powers or duties hereunder to one or more Members. Any Member may by written instrument delegate any of his powers and duties to any other Member, in which event any exercise or performance of such powers or duties by such Member shall be treated as the action of the delegating Member as well as the acting Member. Any Member making such delegation shall be permitted to revoke the delegation at any time by written notice to the other Members and the Company.

                                   ARTICLE 6
                              MEETINGS OF MEMBERS

     6.1 Voting. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Unless a greater vote is required by the Act, the Articles, or this Agreement, the affirmative vote or consent of a Majority Interest of all the Members entitled to vote or consent on such matter shall be required.

     6.2 Meetings. An annual meeting of Members for the transaction of such business as may properly come before the Meeting, shall be held at such place, on such date and at such time as the Majority Interest shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the holders of at least twenty-five percent (25%) of the Membership Percentages of all Members. The Company shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than ten
(10) nor more than sixty (60) days before the date of the meeting. Meetings may be conducted in person or by telephone conference of the Members upon the consent of the Majority Interest.

     6.3 Consent. Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on the action were present and voted. Every written consent shall bear the date and signature of each Member who signs the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action. In addition, the Company may give all the Members written notice of the action, event or agreement and state in the notice that any Member who does not indicate his disapproval by written notice to the Company within a specified period of time (not less than 30 days after mailing of the notice) shall be deemed to have given his consent or approval to the action or event or to have made the agreement referred to in the notice.
In such event, any Member who does not indicate his disapproval by written notice to the Company within the time specified shall be deemed to have given his written consent, approval or agreement.




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





                                   ARTICLE 7
              CAPITAL ACCOUNTS; PROFITS AND LOSSES; DISTRIBUTIONS

     7.1 Capital Accounts. A capital account shall be maintained for each Member, to which contributions, Profits and any items of income and gain under
Section 7.4 shall be credited and against which distributions and Losses and any items of deduction and loss under Section 7.4 shall be charged. Capital accounts shall be maintained in accordance with the accounting principles of Code Section 704 and the regulations thereunder.

     7.2 Allocation of Profits and Losses. Except as provided in Section 7.2(c) and (d) and after giving effect to the special allocations set forth in
Section 7.4, to the extent applicable, Profits and Losses for any Fiscal Year shall be allocated to the Members:

              (a) First, in the case of Profits, to any Member in an amount up to, but not exceeding, the aggregate amount of Losses previously allocated to that Member in accordance with the second sentence of Section 7.2(c); and

              (b) Second, in the case of either Profits or Losses, to the Members in accordance with their Membership Percentages.


              (c) The Losses allocated pursuant to Section 7.2(b) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to
Section 7.2(b), the limitation set forth in this Section 7.2(c) will be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event all Members have Adjusted Capital Account Deficits, Losses shall be allocated in accordance with Section 7.2(b) hereof.

              (d) If there is an addition, withdrawal or substitution of, or any other change in the interest of, any Member during the period covered by an allocation, then subject to any agreement between the persons affected, the Profits and Losses for the period shall be allocated among the varying interests consistent with the provisions of Code Section 706(d) and any regulations promulgated thereunder. If Code Section 706(d) or any regulation thereunder allow alternative methods of allocation, the Majority Interest shall determine, in its sole discretion, which alternative methods to use in allocating Profits and Losses among the varying interests.

     7.3 Distributions. (a) The Company shall distribute to the Members from time to time, as determined by the Majority Interest, Distributable Cash of the Company. Except as provided in Section 10, all distributions shall be made to the Members in proportion to their respective Membership Percentages on the date of the distribution.

              (b) No distributions shall be declared and paid unless, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the sum of: (i) the Company's liabilities, plus (ii) the amount that would be needed to satisfy the preferential rights of other Members upon dissolution that are superior to the rights of the Members(s) receiving the distribution.

     7.4 Other Allocations. Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, the following provisions shall apply:

              (a) Compliance With Treasury Regulations. It is anticipated that the Company will be treated as a partnership for federal income tax purposes and, accordingly, the partnership tax provisions of the Code shall apply to the Company and its Members. It is the intent of the Members that each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this
Section 7 to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Section 7, the Majority Interest is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Section 7 to the extent that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Section 7 would cause the determinations and allocations of each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 7.4 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 7 and no amendment of this Agreement or approval of any Member shall be required. The terms used in this Section 7 shall have the same meaning as in such Treasury Regulations.




                                     11
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              (b)     Only Required Modifications.  In making any allocation
(the "new allocation") under Section 7.4, the Majority Interest is authorized to act only after having been advised by the Company's accountants that, under
Section 704(b) of the Code and the Treasury Regulations thereunder (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this Section 7 necessary in order to assure that, either in the then current year or in any preceding year, each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Section 7 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

              (c) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company Fiscal Year so that an allocation is required by Treasury Regulation Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain as determined by Treasury Regulation Section 1.704-2(g)(2). Such allocations shall be made in a manner and at a time which will satisfy the requirements of Treasury Regulation Section 1.704-2(f)(1) and shall be interpreted consistently therewith.

              (d) Member Minimum Gain Chargeback. If there is a net decrease in the Member Nonrecourse Debt Minimum Gain during any Fiscal Year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent Fiscal Years) equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Treasury Regulation
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

              (e) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an Adjusted Deficit Capital Account Balance in such Member's capital account, then he will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible; provided, however, an allocation pursuant to this Section 7.4(e) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other




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allocations provided for in Section 7 have been tentatively made as if this
Section 7.4(e) were not in the Agreement.

              (f) Gross Income Allocation. If a Member has an Adjusted Deficit Capital Account Balance at the end of a Company taxable year, such Member shall be allocated items of income and gain in the amount of such Adjusted Deficit Capital Account Balance as quickly as possible in order to eliminate it.

              (g) Allocation of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Membership Percentages.

              (h) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

              (i)     Curative Allocations.  If the Company is required by
Section 7.4(a),(c),(d),(e),(f),(g), or (h) to make any new allocation in a manner other than as provided for in this Section 7 without regard thereto, then the Majority Interest is authorized and directed, insofar as it is permitted to do so by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in the current Fiscal Year (or subsequent Fiscal Years, if necessary) in such manner so as to bring the proportions of income, gain, loss, deduction, or credit (or item thereof) allocated to the Members as nearly as possible to the proportion otherwise contemplated by this Section 7 without regard thereto; provided, however, that Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Company Minimum Gain and Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Member Minimum Gain and provided further that such Nonrecourse Deductions and Member Nonrecourse Deduction shall not in any event be taken into account to the extent that the Majority Interest reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.4(c) or (d).

              (j) Advice of Accountants. Allocations made by the Majority Interest under this Section 7.4 in reliance upon the advice of the Company's accountants shall be deemed to be made pursuant to any fiduciary obligation to the Company and the Members.

              (k) Section 754 Election. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreased such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Regulations.

              (l) Imputed Interest. If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to his capital account, as appropriate.

              (m) Contributed Property. Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code
Section 704(c) and the related Treasury Regulations, to take account of the variation between the adjusted tax basis of such property and its Book Value at the time of contribution to the Company. If the Book Value of any Company property is adjusted as provided in Treasury Regulation Section 1.704-1(b)(2)(iv), subsequent allocations of income, gain, loss and deduction and the Book Value of such property shall be adjusted as provided in Code
Section 704(c) and the related Treasury Regulations. If Code Section 704(c) and the regulations thereunder allow alternative methods of making such acquired allocations, the Majority Interest shall determine, in their sole discretion, which alternative method to use. Allocations under this Section 7.4(m) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, or other items or distributions under any provision of this Agreement.

     7.5 Share of Excess Nonrecourse Liabilities. For purposes of calculating the Members' shares of "excess nonrecourse liabilities" of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Membership Percentages.

                                   ARTICLE 8
                    LIMITATION OF LIABILITY; INDEMNIFICATION

     8.1 Limitation of Liability. Unless otherwise provided by this Agreement, the Act, or expressly assumed, a person who is a Member shall not be liable for the acts, debts or liabilities of the Company beyond his respective Capital Contribution.

     8.2 Liability of Member to the Company. A Member who knowingly receives a distribution made by the Company which is either in violation of this Agreement or when the Company is Insolvent, is liable to the Company for the repayment of the distribution.

     8.3 Indemnification. Except as otherwise provided in this Section 8.3, the Company shall indemnify any Member (and may indemnify any employee or agent of the Company), who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Member, employee or agent of the Company against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, if the person acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that such person reasonably believed to be in the best interests of the Company, and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful. To the extent that a Member, employee or agent of the Company has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in this
Section 8.3, or in defense of any claim, issue or other matter in the action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Section 8.3 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the person to indemnify has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. This determination and evaluation shall be made by the Majority Interest of the Members who are not parties or threatened to be made parties to the action, suit or proceeding. Notwithstanding anything in this Section 8.3 to the contrary, no indemnification shall be provided to any Member, employee or agent of the Company for or in connection with the receipt of a financial benefit to which such person is not entitled, voting for or assenting to a distribution to Members in violation of this Agreement or Act, or a knowing violation of law.

                                   ARTICLE 9
                                TERM OF COMPANY

     9.1 Commencement. The term of the Company began on the date the Articles of Organization were filed with the Michigan Department of Commerce and became effective under the Act, April 15, 1996.

     9.2 Dissolution. The Company shall be dissolved and its affairs be wound up upon the occurrence of any of the following events:

              (a)     December 31, 2025;

              (b) The sale or other disposition of substantially all of the assets of the Company;

              (c) By the written consent of Members holding at least 75% of the Membership Percentages in the Company;

              (d) The death, withdrawal, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company; provided, however, that the Company's existence shall not terminate if within 90 days after such event, a Majority Interest of the Remaining Members elect to reconstitute and continue the business of the Company and to the admission of one or more Members as necessary; or

              (e)     Upon entry of a decree of judicial dissolution.

                                   ARTICLE 10
                             APPLICATION OF ASSETS

     Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence winding up of the Company's business and affairs and complete the winding up as soon as practicable. The Company affairs shall be concluded by a Member or Members selected in writing by the Majority Interest. The assets of the Company may be liquidated or distributed in kind, as determined by the Majority Interest, and the same shall first be applied to the payment of, or to a reserve for the payment of Company liabilities (including such provision for contingent or unforeseen liabilities as the Majority Interest deems appropriate) and then to the Members in accordance with their respective positive Capital Accounts after allocations pursuant to Sections 7.2 and 7.4 for the current Fiscal Year. If Company assets are distributed in kind, the assets so distributed shall be valued at their current fair market values and the unrealized appreciation or depreciation in value of the assets shall be allocated to the Members' Capital Accounts in the manner described in
Section 7.2 and 7.4 as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive Capital Accounts as so adjusted. To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Majority Interest, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary, and the terms of its governing instrument shall be determined by the Majority Interest.

                                   ARTICLE 11
                           ASSIGNABILITY OF INTERESTS

     11.1 Permitted Assignments. Subject to the provisions of Section 11, a Member may assign his interest in the Company in whole or part. Such assignment shall not of itself substitute the assignee as a Member or entitle the assignee to participate in the management of the Company. Such assignee is only entitled to receive, to the extent assigned, the distributions the assigning Member would otherwise be entitled to. Unless otherwise provided, the assignor shall remain a Member liable for payment of any remaining installments of Capital Contributions due with respect to the interest assigned. No assignment of a Company interest shall be effective with respect to the Company until written notice is given to the Company.

     11.2 Admission of Assignees as Members. Except as provided in Sections 11.3 and 12.1, an assignee shall be admitted as a Member only upon the unanimous written consent of all the Members. As a condition of such consent, the Members may require a substitute Member to comply with the following requirements: (i) the assignment instrument being in form and substance satisfactory to the Majority Interest and the Company's counsel; (ii) the assignor and assignee named therein having executed and acknowledged such other instrument or instruments as the Majority Interest may deem necessary or desirable to effectuate such admission; (iii) the assignee having accepted and adopted all of the terms and provisions of the Agreement, as the same may have been amended, as if the assignee were a party who joined in the execution of this Agreement; and (iv) such assignee having paid or acknowledged an obligation to pay, as the Majority Interest may determine, all reasonable expenses (including attorneys' fees) connected with such admission. If admitted, the substitute Member has, to the extent assigned, all of the rights and powers, and is subject to all the restrictions and liabilities of a Member.

     11.3 Restrictions on Transfers. Notwithstanding the other provisions of this Section 11, no Member shall sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, or otherwise dispose of any interest in the Company except in compliance with Section 11.3. No Member shall dispose of his interest in Company without the prior written consent of all the Members (1) if the effect of the assignment would be to terminate the Company within the meaning of Code Section 708(b), or (2) without an opinion of counsel in form and substance satisfactory to counsel for the Company that registration is not required under the Securities Act of 1933 and applicable state law. In no event shall any Member assign his interest in the Company if such assignment would violate any applicable state or Federal securities law. The Members acknowledge that their interests in the Company have not been registered under the Michigan Uniform Securities Act and agree that such interests will not be transferred without registration under said Act or exemption therefrom. Any attempted disposition of a Member's interest in the Company in violation of
Section 11 shall be null and void ab initio.

     11.4 Section 754 Election. In the event of the transfer of a Member's interest in the Company by sale or exchange, or upon the death of a Member, the Company, if the person acquiring such interest so requests, shall elect pursuant to Code Section 754, to adjust the basis of the Company property.
Each Member hereby agrees to provide the Company with all information necessary to give effect to such election. The transferee shall reimburse the Company for any reasonable costs incurred as a result of such election, as determined by the Majority Interest.

                                   ARTICLE 12
                     BUY-OUT PROVISION UPON MEMBER'S DEATH

     (a) If a Member dies (the "Deceased Member"), the Company shall have an option to acquire not less than all of the Deceased Member's interest in the Company ("Company Interest"). The option shall be exercisable by written notice to the Deceased Member's personal representative and the successors in interest to the Deceased Member, collectively the "Selling Members", at any time within sixty (60) days after death of the Deceased Member or the appointment of personal representative, whichever is later ("Notice to Purchase"). If the option is exercised, the Deceased Member's Company Interest shall be purchased by the Company. The Company shall purchase the Deceased Member's Company Interest for (i) an amount agreed upon by the parties within 30 days from the date of the Notice to Purchase, or if they cannot agree, then
(ii) an amount equal to the Net Equity of the Deceased Member's Company Interest as defined in Section 12(b).

     (b) The Net Equity of the Deceased Member's Company Interest shall be the amount that would be distributed to the Deceased Member in liquidation of the Company pursuant to Section 10 if (i) all of the Company's assets were sold at their book value, (ii) the Company paid its accrued, but unpaid, liabilities and establish reserves for reasonably anticipated contingent and unknown liabilities, and (iii) the Company distributed the remaining proceeds to the Members in liquidation, as of the date of the Notice to Purchase.

     (c) The closing for the purchase of the Deceased Member's Company Interest shall take place within 20 days after the purchase price has been finally agreed upon or the Net Equity determined. At the closing, the Selling Members shall execute and deliver such instruments as the Company shall reasonably require to vest in the Company the interest of the Selling Members in and to the Deceased Member's Company Interest. Upon delivery of such instruments, the Company, at its election, shall pay to each Selling Member their share of the purchase price either (i) in cash or by certified or bank check in one lump sum, or (ii) in seven equal annual installments. The lump sum or the first installment shall be paid at the closing and any remaining payments evidenced by a promissory note bearing interest at the Applicable Federal Rate at the closing date determined under Section 1274 of the Internal Revenue Code to avoid the imputed interest rules. However, if the Company is the beneficiary of any insurance policy on the life of the Deceased Member, the net proceeds of such policy received by the Company shall, to the extent of any unpaid purchase price and after reduction for any other amount paid upon closing, be applied in full as a payment when received. The note shall be secured by the Company's assets (subordinate to any existing or future bank debt) and evidenced by a recorded security interest. The note shall permit prepayment at any time without penalty and shall provide for immediate payment of the balance due on default in payment of principal or interest after 10 days written notice of default. The Company also shall agree in writing to defend, indemnify and hold harmless the Selling Members to the extent that they have any direct or indirect liability for the debts or other obligations of the Company.

     (d) If the Company does not purchase the Deceased Member's Company Interest, the Deceased Member's estate or successors in interest shall succeed to the Deceased Member's Company Interest, but such interest in the Company shall remain subject to all of the provisions of this Agreement.

                                   ARTICLE 13
                                  ARBITRATION

     Any disputes arising out of this Agreement which cannot be resolved by the Members themselves or pursuant to the terms of this Agreement shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, and judgment may be entered upon the award of the arbitrators in a court of competent jurisdiction.

                                   ARTICLE 14
                           INVESTMENT REPRESENTATION

     Each Member represents and warrants to each other and to the Company he is acquiring his respective interest in the Company for his own personal account for investment, and without a view to transferring, reselling, or distributing such interest. In addition, no Member shall sell or dispose of his interest in the Company in a manner that violates any Federal or state securities laws. Each Member shall indemnify and hold the Company harmless from and against all liability, costs and expenses, including reasonable attorneys' fees, incurred by the Company or the Members, as a result of a breach of the representations and warranties made in this Section 14 by such Member.

                                   ARTICLE 15
                                   AMENDMENTS

     This Agreement may be amended only by written agreement of all the Members; provided, however, that this Agreement may be amended by the Majority Interest to the extent necessary to permit the allocations and distributions contained in this Agreement to be sustained under existing or future Federal income tax laws and regulations.

                                  ARTICLE  16
                            MISCELLANEOUS PROVISIONS

     16.1 Books of Account; Reports. (a) The Company shall keep true and complete books of account and records of all Company's business and affairs as required by the Act. The books of account and records shall be kept at the principal office of the Company. The Company shall maintain at such office (i) a list of names and addresses of all Members; (ii) a copy of the Articles together with executed copies of all powers of attorney pursuant to which the Articles have been executed; (iii) copies of the Company's Federal, state and local income tax returns and reports for the three most recent years; (iv) copies of the Company's current Agreement and (v) copies of the financial statements of the Company for the three most recent years. Such Company records shall be available to any Member or his designated representative during ordinary business hours at the reasonable request and expense of such Member.

              (b) The Company will use its best efforts to furnish, or cause to be furnished, the following items on the dates indicated:

                      (1) an annual report consisting of an income statement for the prior year and a balance sheet as of the year ended - annually.

                      (2) Member information tax returns (Schedule K-1) - March 15.

     16.2 Bank Accounts and Investment of Funds. All funds of the Company shall be deposited in its name in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be designated by the Majority Interest from time to time. Withdrawals shall be made upon such signature or signatures as the Majority Interest may designate.

     16.3 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Majority Interest in accordance with generally accepted accounting principles consistently applied. Such decisions shall be acceptable to the accountants retained by the Company, and the Majority Interest may rely upon the advice of the accountants as to whether such decisions are in accordance with generally accepted accounting principles.

     16.4 Federal Income Tax Elections. The Company shall, to the extent permitted by applicable law and regulations and upon obtaining any necessary approval of the Commissioner of Internal Revenue, elect to use such methods of depreciation, and make all other Federal income tax elections in such manner, as the Majority Interest determine to be most favorable to the Members. The Majority Interest may rely upon the advice of the accountants retained by the Company as to the availability and effect of all such elections.

     16.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may be modified only as provided herein. No representations or oral or implied agreements have been made by any party hereto or his agent, and no party to this Agreement relies upon any representation or agreement not set forth in it. This Agreement supersedes any and all other agreements, either oral or written, by and among the Company and its Members.

     16.6 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if (i) physically delivered, telephonically transmitted by telecopier or other similar means, (ii) one (1) day after having been delivered to Federal Express or other delivery courier for next day delivery, with proof of delivery to the recipient received by the courier in the form of a signature of recipient, or (iii) three (3) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the Members at the addresses listed in Exhibit A. The addresses and other information so indicated for any Member may be changed by a Member by written notice to the Company.

     16.7 Further Execution. Upon request of the Company from time to time, the Members shall execute and swear to or acknowledge any amended Articles and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company or the Members which has been taken in accordance with the provisions of this Agreement.

     16.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Members or any other person not a party to this Agreement.

     16.9 Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

     16.10 Captions. All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

     16.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. The

Company shall have custody of counterparts executed in the aggregate by all Members.

     16.12 Michigan Law to Control. The validity and interpretation of, and the sufficiency of performance under, this Agreement shall be governed by Michigan law.

     The parties have executed this Agreement to be effective on the date first above written.



                                        MEMBERS:


                                        KEY PLASTICS, INC.


                                 By:    David C. Benoit
                                        --------------------------

                                        Its: CEO
                                             --------------------

                                        David C. Benoit
                                        --------------------------
                                        David C. Benoit

                       KEY PLASTICS INTERNATIONAL L.L.C.

                                   EXHIBIT A


                              Initial Capital        Membership
Name and Address               Contributions         Percentages
----------------              ----------------       -----------

Members
-------

Key Plastics, Inc.              $                         99%
21333 Haggerty Road
Suite 200
Novi, Michigan  48375


David C. Benoit                 $                          1%
                                 -------                  --
21333 Haggerty Road
Suite 200
Novi, Michigan  48375


Totals                          $                        100%
                                 =======                 ===




                                     A-1